Exhibit 4.27

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Second Supplementary Agreement for Additional License

This Second Supplementary Agreement (this “Agreement”) is made and entered into as of the 5th day of June by and between JCR Pharmaceuticals Co., Ltd., a corporation duly organized and existing under the laws of Japan having its office at 3-19 Kasuga-cho, Ashiya, Hyogo 659-0021, Japan (“JCR”) and Mesoblast International Sarl, a company duly organized and existing under the laws of Switzerland having its office at Route de Pre-Bois 20 c/o Accounting & Management Service SA 1217 Meyrin, Switzerland and Mesoblast Limited, a company duly organized and existing under the laws of Australia having its office at Level 38 55 Collins Street, Melbourne, Victoria 3000, Australia (collectively “Mesoblast”).

BACKGROUND

Whereas, JCR and Osiris and Osiris Acquisition II, Inc. (“Osiris”) were parties to a License Agreement dated August 26, 2003, as amended by Amendment 1 to License Agreement as of June 27, 2005 (collectively, the “First License Agreement”), wherein JCR has an exclusive license in Japan to develop and market certain medical products for specified fields under certain Osiris’ patents and technical information,

Whereas, Mesoblast has acquired from Osiris the First License Agreement, together with substantially all of Osiris’ business, assets and technical information and patents to which the First License Agreement relates,

Whereas, JCR has successfully launched commercial sale in Japan of certain medical product for graft versus host disease known as TEMCELL® HS Inj. under the First License Agreement, which product consists of human mesenchymal stem cells derived from bone marrow (as defined further below, the “JCR Product”), and

Whereas, JCR and Mesoblast have entered into Supplementary Agreement for Additional License dated 12th day of October, 2018 to develop and commercialize JCR Product for the therapeutic use for epidermolysis bullosa (“First Supplementary Agreement”),

Whereas, JCR is willing to obtain another additional license to develop and commercialize JCR Product for the therapeutic use for neonatal hypoxic ischemic encephalopathy (“HIE”),

NOW, THEREFORE, in consideration of mutual covenants and other good and valuable consideration, the Parties hereto agree as follows:

Section 1. Definitions

The words, wherever appear in this Agreement, shall have the following meaning:

1.1 “Affiliate”, “Person”, “Product”, “Sublicensee”, “Territory” and “Third Party” shall have the respective meaning as defined in Section 1 of the First License Agreement.

1.2 “JCR Product” means that certain Product known as TEMCELL® HS Inj., that is approved and commercialized as of the date hereof for graft versus host disease in the Territory, and any modification thereof, which consists of mesenchymal stem cells acquired and cultivated from human bone marrow.

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1.3 “JCR Know-How” means scientific or technical information and other data (including safety and/or efficacy data) related to the JCR Product for use in the Second Additional Field, which JCR has a right to grant licenses to others without breaching the terms of an agreement or contract with any Third Party.

1.4 “JCR Safety Data” means post-marketing safety data of JCR Product as now or hereafter may be obtained by JCR, which JCR has a right to disclose and make available to others without breaching the terms of an agreement or contract with any Third Party.

1.5 “Mesoblast Patents” means such patents filed or issued in Japan, owned and controlled by Mesoblast which have valid claims covering the Second Additional Field, including those patent rights described in Appendix A hereto.

1.6 “Mesoblast Product” means that certain Product or Products (other than JCR Product) developed, owned, or controlled by Mesoblast or its Affiliates and any modification thereof, which consists of human mesenchymal stem cells derived from bone marrow including, without limitation, that Product known as MSC-100-IV (remestemcel-L).

1.7  “Net Sales” means (a) with respect to JCR Product sold for Second Additional Field in the Territory, the gross amount invoiced by JCR, its Affiliates, Sublicensees or co-marketers for such JCR Product and (b) with respect to Mesoblast Product the gross amount invoiced by Mesoblast, its Affiliates, sublicensees or co-marketers for such Mesoblast Product less in each case (a) and (b) deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates actually allowed or given; (ii) freight, shipping, insurance and other transportation expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections or defects of such Product, outdated or returned Product, or because of rebates or retroactive price reductions; (iv) sales, value added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are separately identified in such invoice and are paid by the purchaser of Product.

1.8 “Osiris Know-How” means any proprietary and non-public technical information, data and know-how originally developed by Osiris and later assigned to Mesoblast which are inextricably incorporated or adopted into JCR’s current manufacturing process of JCR Product.

1.9 “Party” means Mesoblast or JCR and, when used in the plural, means Mesoblast and JCR.

1.10 “Regulatory Approval” means an official marketing approval which Minister of Health, Labour and Welfare may issue for commercial sale of JCR Product for Second Additional Field in the Territory (including any pricing or other approvals necessary to initiate commercial sales thereof).

1.11 “Second Additional Field” means experimental, diagnostic and therapeutic use of JCR Product or Mesoblast Product for HIE.

Section 2. Grant of Licenses

2.1 Mesoblast hereby grants to JCR and its Affiliates an exclusive royalty-bearing license in the Territory, with the right to grant sublicenses, under the Mesoblast Patents and Osiris Know-How in order to develop, register and to obtain Regulatory Approval, use, make, have made, import, offer to sell, sell and have sold JCR Products for use in the Second Additional Field in the Territory.

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2.2 JCR hereby grants to Mesoblast and its Affiliates a non-exclusive license and right to utilize JCR Know-How in order to develop, register, use, make, have made, import, export, offer to sell, sell and have sold Mesoblast Product outside of the Territory as well as a non-exclusive license and right to utilize JCR Safety Data for regulatory purpose in relation to Mesoblast Product outside of the Territory, provided that (i) disclosure and transmittal of JCR Know-How to Mesoblast shall be made at such time and in such manner as JCR may from time to time deem reasonable but no less often than as otherwise required under Section 3.4 (Reporting) of the First License Agreement and (ii) provision of JCR Safety Data shall be made in accordance with the Safety Data Exchange Agreement (“SDEA”). The foregoing licenses and rights (a) shall be royalty-free and fully-paid for practice in U.S.A., and (b) shall be subject to a running royalty at the rate of [***] of Net Sales of Mesoblast Product labeled and sold for the Second Additional Field in any other country outside of both the Territory and the U.S.A, which running royalty shall be payable to JCR in a manner consistent with the logistics set forth in Section 3 with respect to JCR’s payment of its royalty to Mesoblast on a mutatis mutandis basis and accrue country by country during the [***] year period beginning from the date of first commercial sale of any Mesoblast Product for the Second Additional Field in such country outside of both the Territory and the U.S.A.

2.3 JCR Know-How and JCR Safety Data shall be transmitted “AS IS” to Mesoblast in Japanese language. Except as otherwise expressly provided to the contrary in the SDEA, all costs for translation to another language shall be borne by Mesoblast.

2.4 Mesoblast will not grant any third party a license to Mesoblast’s patent family entitled [***] to develop, register and to obtain Regulatory Approval, use, make, have made, import, offer to sell, sell and have sold a Product for use in the Second Additional Field in the Territory.

Section 3. Royalties

3.1 In consideration of the license granted under Section 2.1 above, JCR, contingent upon the Regulatory Approval having been obtained with respect to the JCR Product for the Second Additional Field, shall pay to Mesoblast the running royalty equal to [***] of the Net Sales of the JCR Product sold by JCR, its Affiliates, co-marketers and Sublicensees for Second Additional Field in the Territory during the Term of this Agreement.

Notwithstanding the above, in the event that (i) a Third Party sells any products similar to or competitive with JCR Product for the Second Additional Field in the Territory that do not infringe any of Mesoblast Patents in the Territory and such sales are at least [***] of Net Sales or (ii) NHI listed price applicable to JCR Product for the Second Additional Field is decreased from the initial NHI price by [***] or more by the regulatory authority in the Territory, the Parties shall negotiate to reduce the percentage of royalties payable to Mesoblast for Net Sales.

3.2 All royalty payments shall be paid quarterly within sixty (60) days of the end of each calendar quarter. Each such payment shall be accompanied by a statement of the amount of gross sales of the JCR Product, the calculation of Net Sales, the number of units of the JCR Product sold during such quarter, the amount of royalties due on such Net Sales of the JCR Product for the Second Additional Field, the conversion rates used in converting to United States Dollars and any other information reasonably requested by Mesoblast to enable Mesoblast to determine the amount owed hereunder.

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3.3 JCR shall remit all payments required under this Agreement by wire transfer to the bank account as designated by Mesoblast from time to time in United States Dollars. Whenever for the purpose of calculating royalties from foreign currency shall be required, such conversion shall be at the rate of exchange of the last business day of the applicable calendar quarter as published by a reputable bank in Japan.

Section 4. Records and Inspection

4.1 JCR and its Affiliates and its Sublicensees and co-marketers shall keep complete and accurate records pertaining to the sale of JCR Products for Second Additional Field in the Territory and covering all transactions from which Net Sales are derived for a period of three calendar years after the year in which sales occurred, and in sufficient detail to permit Mesoblast to confirm the accuracy of royalty payments due hereunder.

4.2 At the request and expense (except as provided below) of Mesoblast, JCR and its Affiliates and its Sublicensees and co-marketers shall permit an independent certified public accountant appointed by Mesoblast and reasonably acceptable to JCR, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales in the possession or control of JCR and/or its Affiliates or its Sublicensees and co-marketers, for a period of three years after such royalties have accrued.  Said accountant shall not disclose to Mesoblast any information other than information relating to said reports, royalties and payments.  If, as a result of any inspection of the books and records of JCR or its Affiliates or its Sublicensees and co-marketers it is shown that JCR’s royalty payments under this Agreement were less than the amount which should have been paid, then JCR shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within forty-five (45) days after Mesoblast’s demand therefor.  Furthermore if the royalty payment was less than the amount which should have been paid by an amount in excess of [***] of the royalty payment actually made during the period in question, JCR shall also reimburse Mesoblast for the cost of such inspection.

4.3 Mesoblast shall undertake the reciprocal obligations as those JCR bears and JCR shall have the reciprocal rights as those Mesoblast holds as stipulated in Sections 4.1 and 4.2 above, with respect to the royalty payable to JCR under Section 2.2 hereof.

Section 5. Confidentiality

5.1 Mesoblast shall be bound by the same confidentiality obligations as those stipulated on its part to be performed or observed in Section 9 of the First License Agreement, which obligations shall be applicable to JCR Know-How and JCR Safety Data.  For clarity, Mesoblast may use and disclose the JCR Know-How and JCR Safety Data to the extent reasonably necessary to exercise the license set forth in Section 2.2, but subject to reasonable protective measures and safeguards under the circumstances of such use or disclosure.

Section 6. Term and Termination

6.1 This Agreement shall take effect upon the date of execution and it shall continue to be in full force and effect until the later of (a) 24th of February, 2031 or (b) tenth anniversary of the first commercial sale of JCR Product for Second Additional Field in the Territory.  It is understood that expiration or termination of this Agreement shall not affect the license or right hitherto granted to Mesoblast under Section 2.2 hereinabove, provided that Mesoblast shall perform and observe any obligations on its part to be performed or observed under this Agreement.

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6.2 Sections 10.2 through 10.7 of the First License Agreement shall be deemed to have been incorporated into this Agreement by reference, provided that the term, “Osiris” shall be read as “Mesoblast”, the term, “Product” shall read as “JCR Product” and the term, “Field” shall be read as “Second Additional Field” and the cure period in Section 10.2 shall remain unchanged.

Section 7. Miscellaneous

7.1 Sections 7 and 8, Section 11, Sections 12.1 through 12.3, Sections 12.5 through 12.10, and Sections 12.14 through 12.16 of the First License Agreement shall be deemed to have been incorporated into this Agreement by reference, provided that the term, “Osiris” shall be read as “Mesoblast” and the term, “Product” shall be read as “JCR Product”.

7.2 This Agreement constitutes the entire agreement between the Parties hereto with respect to the license of Mesoblast Patents and Osiris Know-How for Second Additional Field and other subject matter stipulated herein, which shall supersede all previous agreements and discussions between the Parties hereto, whether written or oral.

7.3 The First License Agreement, which shall be applicable only to Field 1 and Field 2 defined therein and the First Supplementary Agreement which shall be applicable only to the Additional Field each shall remain valid and unchanged.

7.4 [***].

（Signatures appear on following page）

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date hereof by a duly authorized representative.

For and on behalf of

Mesoblast International Sarl

By:
Name:
Title:
Date:

For and on behalf of

Mesoblast Limited

By:
Name:
Title:
Date:

For and on behalf of

JCR Pharmaceuticals, Co., Ltd.

By:
Name:	Shin Ashida
Title:	Chairman, President & CEO
Date:

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Appendix A

Mesoblast Patents

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